Exhibit 99.1
FOR IMMEDIATE RELEASE
Rentech Reports Significant Improvement in Results for First Quarter of Fiscal 2011
Bullish Outlook for Fertilizer Segment Continues
LOS ANGELES, CA (February 10, 2011) — Rentech, Inc. (NYSE AMEX: RTK) today announced improved results for the first quarter of fiscal 2011 and reiterated guidance for the fiscal year.
For the first quarter of fiscal year 2011, Rentech reported revenue of $42.1 million, up from $27.1 million for the comparable quarter in the prior year. Both delivered tons and prices for fertilizer products were higher than in the same quarter in fiscal 2010. Rentech’s wholly-owned subsidiary, Rentech Energy Midwest Corporation (REMC), sells nitrogen fertilizer products. Robust global grain demand, low inventory levels and strong crop economics have fostered a significantly improved environment for fertilizer demand and prices compared to the prior year.
Rentech reported a net loss of $5.5 million, or $0.03 per share, for the quarter ended December 31, 2010, an improvement over the net loss of $15.5 million, or $0.07 per share, for the comparable period in fiscal 2010.
Commenting on the results of the first quarter, D. Hunt Ramsbottom, President and CEO of Rentech, stated, “Our exceptionally strong fiscal first quarter results reflect the significant rebound in the fertilizer and agriculture markets. We expect a continued positive environment for REMC’s products which supports a robust outlook for the business.”
Rentech continues to project that REMC’s operating income for fiscal year 2011 will be at least $50 million and REMC’s EBITDA for the fiscal year will be at least $60 million. REMC has signed contracts with fixed prices for the sale of more than 70% of REMC’s forecasted deliveries for the fiscal year, and for the natural gas required to produce that product. The strong demand and pricing for fertilizer products, along with natural gas prices lower than recent history, are expected to continue throughout the year. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of REMC’s projected EBITDA to operating income for fiscal year 2011 have been included below in this press release.
Rentech continues to project that its budgeted activities for fiscal year 2011 are fully financed. Budgeted activities for the fiscal year include continued development activities; completion of front-end engineering and design (FEED) for the Company’s Rialto Project; continued development of the Natchez Project; operation of the Product Demonstration Unit (PDU); continued research and development of the Rentech technologies; and funding of general working capital needs.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

Mr. Ramsbottom continued, “FEED work for our Rialto Renewable Energy Center is nearly complete and the next milestones will be to complete our development work and secure the capital needed to construct the project. Feedstock and product off-take discussions are moving forward for our Natchez Project and several other development opportunities. The construction of the ClearFuels biomass gasifier at our PDU is on schedule, with production of renewable synthetic jet and diesel fuels at the facility targeted by the end of this calendar year.”
Operating income for REMC was $15.0 million for the first quarter of fiscal year 2011, compared to an operating loss of $2.0 million last year. The improvement in operating income was due to higher gross margins resulting from greater sales prices and sales volume. Prior year’s operating loss reflected an expense of $4.0 million for the bi-annual plant turnaround.
Rentech’s selling, general and administrative (SG&A) expenses were $7.3 million for the first quarter of fiscal year 2011, up from $7.1 million in the prior year. The increase in SG&A expenses was primarily due to an increase in salaries as a result of additional headcount and higher computer services and support expenses, partially offset by a decrease in stock-based compensation expense.
Research and development (R&D) expenses for the first quarter of fiscal year 2011 were $5.8 million, up from $3.8 million reported in the prior year’s first quarter. The increase reflected the consolidation of ClearFuels, Inc. for financial reporting purposes; modifications and repairs at the PDU; and more operating days at the PDU during the most recent period.
Other Expenses were $8.3 million for the first quarter of fiscal year 2011, up from $2.8 million in the prior year. The increase was primarily due to a $4.6 million loss on debt extinguishment related to amending the 2010 Credit Agreement as well as an increase in interest expense due to a higher debt balance.
As of December 31, 2010, Rentech had cash and cash equivalents of $84.6 million on a consolidated basis.
Conference Call with Management
The Company will hold a conference call on Thursday, February 10, 2011 at 10:00 a.m. PST, during which time Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-926-5187 or 212-231-2904. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 12:00 p.m. PST on February 10 through 12:00 p.m. PST on February 17. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21509754.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

RENTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in thousands, except per share data)

	For the Three Months
	Ended December 31,
	2010	2009

Total Revenues	$42,065	$27,138
Cost of Sales	25,937	28,290

Gross Profit (Loss)	16,128	(1,152)
Operating Expenses	13,739	11,376

Operating Income (Loss)	2,389	(12,528)
Total Other Expenses	(8,271)	(2,818)

Loss from Continuing Operations before Income Taxes and Equity in Net Loss of Investee Company	(5,882)	(15,346)
Income Tax Benefit	1	—

Loss from Continuing Operations before Equity in Net Loss of Investee Company	(5,881)	(15,346)
Equity in Net Loss of Investee Company	—	(129)

Loss from Continuing Operations	(5,881)	(15,475)
Income from Discontinued Operations	—	4

Net Loss	(5,881)	(15,471)
Net Loss Attributable to Non-controlling Interests	366	—

Net Loss Attributable to Rentech	$(5,515)	$(15,471)

Basic and Diluted Loss per Common Share
Continuing Operations	$(0.03)	$(0.07)
Discontinued Operations	0.00	0.00

Basic and Diluted Loss per Common Share	$(0.03)	$(0.07)

Basic and Diluted Weighted-Average Number of Common Shares Outstanding	221,980	212,772

Disclosure Regarding Non-GAAP Financial Measures
EBITDA is a presentation of earnings before interest, taxes, depreciation and amortization. Management believes that EBITDA (a non-GAAP financial measure) can be a useful indicator of the fundamental operating performance of REMC’s fertilizer production facility. Management believes that EBITDA can help investors evaluate REMC’s operating performance by eliminating the effects of depreciation and amortization, which are non-cash expenses, and of interest and taxes, which are not operating expenses. We believe that our investors may use EBITDA as a measure of the operating performance of REMC’s business. We recommend that investors carefully review the GAAP financial information (including our Statements of Cash Flows) included as part of our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our earnings releases; compare GAAP financial information with the non-GAAP financial measures disclosed in our quarterly earnings releases and investor calls, and read the reconciliation below.
Fiscal Year 2011 REMC EBITDA Projection ($ millions)

Operating Income of at least:	$50.4
Depreciation and Amortization	9.6

EBITDA of at least:	$60.0
10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

About Rentech, Inc.
Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Company’s Rentech-SilvaGas biomass gasification process can convert multiple biomass feedstocks into synthesis gas (syngas) for production of renewable fuels and power. Combining the gasification process with Rentech’s unique application of syngas conditioning and clean-up technology and the patented Rentech Process based on Fischer-Tropsch chemistry, Rentech offers an integrated solution for production of synthetic fuels from biomass. The Rentech Process can also convert syngas from fossil resources into ultra-clean synthetic jet and diesel fuels, specialty waxes, and chemicals. Final product upgrading and acid gas removal technologies are provided under an alliance with UOP, a Honeywell company. Rentech develops projects and offers licenses for these technologies for application in synthetic fuels and power facilities worldwide. Rentech Energy Midwest Corporation, the Company’s wholly-owned subsidiary, manufactures and sells nitrogen fertilizer products including ammonia, urea ammonia nitrate, urea granule, and urea solution in the corn-belt region of the central United States.
Safe Harbor Statement
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the demand, pricing and outlook for REMC’s products; the ability to execute on fiscal year 2011 budgeted activities without the need for additional financing; and projected EBITDA performance at REMC. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.
For more information
Please contact: Julie Dawoodjee, Vice President of Investor Relations and Communications, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.
10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM